Exhibit 99.1

Dear Colleagues,

I’m writing to let you know that Wagner has decided to leave Prothena for personal reasons. His last day will be November 1.

Many of us have worked alongside Wagner for more than a decade and have witnessed first-hand his passion for advancing new therapies for patients who suffer from neurodegenerative disorders. In this pursuit, he has had a long and successful career as a highly respected scientist both here at Prothena, at Elan and in the external scientific community.

While I fully respect Wagner’s decision, I am certainly sad that he will no longer be part of Prothena. I have had the good fortune to work with Wagner as a valued colleague, and also to count him as a close friend. I want to thank him for all that he has contributed to our company over the past seven years and wish him nothing but the best in the future.

I will take on the management of the research organization upon Wagner’s departure and look forward to working more closely with everyone on the discovery team in preparation for that transition.

Our discovery programs target some of the most devastating neurological disorders in existence and I want to acknowledge the team’s extraordinary focus on advancing this critical and promising part of our pipeline toward key milestones.

As always, please do not hesitate to let me know if you have any questions.

My best,

Gene